UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

____________________________

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 19, 2003

Nabi Biopharmaceuticals

(Exact name of registrant as specified in its charter)

Delaware	000-04829	59-1212264

State or other jurisdiction of incorporation	Commission File Number	IRS Employer Identification No.

5800 Park of Commerce Boulevard N.W., Boca Raton, FL	33487

(Address of principal executive offices)	(Zip code)

(561) 989-5800

(Registrant’s telephone number, including area code)

Nabi Biopharmaceuticals

Item 5. Other Events and Regulation FD Disclosure

On June 19, 2003, we announced the start of a clinical trial to evaluate the immunogenicity of StaphVAX® (Staphylococcus aureus Polysaccharide Conjugate Vaccine) using a newly manufactured lot of vaccine that is also intended for use in a planned confirmatory Phase III clinical trial later in 2003. The immunogenicity trial is an open-label, single-dose study in 40 healthy volunteers to evaluate their antibody response to StaphVAX through 28 days post-vaccination.

On June 20, 2003, we announced that our Board of Directors had elected Thomas H. McLain, the Company’s then President and Chief Operating Officer, as our new Chief Executive Officer succeeding David J. Gury. The retirement of Mr. Gury was also announced on June 20, 2003. While certain final terms relative to Mr. Gury’s retirement package have not been concluded, Mr. Gury will receive retirement benefits comprised primarily of future cash payments consistent with his longstanding employment contract and modification of some of his outstanding stock options to accelerate vesting and to extend the time for exercise of certain stock options. As a result, we will recognize a charge of approximately $3.3 million in the second quarter, including $0.3 million relating to option modifications. Consequently, we expect to report a loss for the fiscal year 2003. In addition, Mr. Gury will continue to receive his current compensation as a consultant on transitional matters through December 30, 2003.

On June 20, 2003, we concluded a credit facility agreement with Wells Fargo Foothill, Inc., part of Wells Fargo & Company, which allows for borrowings of up to $35 million. The credit facility has a term of three years and is comprised of a term loan of $10 million and a revolving line of credit facility up to $25 million. Borrowings under the line of credit facility are limited by borrowing base restrictions, primarily comprised of accounts receivable and inventory balances. The term loan is repayable on an amortization schedule over the term of the credit agreement with a balloon payment due at the term of the credit agreement. Under the terms of the credit agreement, the revolving line of credit facility bears interest at either the base rate plus 0.5% or LIBOR plus a percentage based upon the company’s financial performance, and the term loan bears interest at either the base rate plus 2.25% or LIBOR plus 4.5%. Our obligations under the credit agreement are secured by all of the assets of the company. The credit agreement contains customary covenants, including a restriction on dividend payments. As of June 20, 2003, we had a borrowing capacity of approximately $11 million under the revolving line of credit agreement.

On June 23, 2003, we announced that we signed an agreement to acquire the worldwide rights to PhosLo® (Calcium Acetate), which is currently approved for the control of elevated phosphate levels (hyperphosphatemia) in patients with end-stage kidney (renal) failure, from Braintree Laboratories, Inc. (“Braintree Laboratories”). The agreement is anticipated to close on August 4, 2003, subject to the satisfaction of closing conditions. Under the terms of the agreement, we will acquire the rights to PhosLo for the payment of $60.3 million in cash and issuance of 1.5 million shares of our common stock and the payment of $30 million cash over the period ending February 2007. Funding for the acquisition is available from current cash resources and available borrowing capacity under our credit facility. Braintree Laboratories will continue to manufacture the product for us under a long-term manufacturing agreement. For the 12-month period ending December 31, 2002, net sales of PhosLo reported by Braintree Laboratories were approximately $14 million. According to third party data, on an end-user (pharmacy withdrawals or patient demand) basis sales for the same period in 2002 were approximately $16 million based upon the estimated selling price. Stonebridge Associates, LLC (“Stonebridge”), an investment banking firm, has acted as our financial adviser in connection with the acquisition of PhosLo and will receive a fee of approximately $250,000 for its services if the transaction is consummated. Richard A. Harvey, Jr., one of our directors, is the President and a principal of Stonebridge.

The following discussion provides further information concerning the acquisition of PhosLo.

Why did Nabi Biopharmaceuticals agree to acquire PhosLo?

PhosLo offers Nabi Biopharmaceuticals a number of benefits. In the short term, PhosLo generates sales and cash flow for us, which will support our business model of funding research and development and capital spending through generating cash flow from sales of currently marketed products. PhosLo is attractive because it is a branded product with competitive advantages in a growing market. In the longer term, PhosLo provides us with the opportunity to develop the marketing and sales infrastructure and competencies necessary to establish our presence in the renal dialysis market for the future commercial launch of StaphVAX® (Staphylococcus aureus Polysaccharide Conjugate Vaccine). The renal dialysis market is an important early market for StaphVAX.

What kind of gross margins will PhosLo generate?

PhosLo should generate typical pharmaceutical product gross margins.

Do you have the cash resources to launch StaphVAX following this transaction?

Funding for the clinical development of StaphVAX has always been dependent on our ability to generate cash flow and value from our base business. We believe that the acquisition of PhosLo strengthens our base business.

We have previously stated that we expect to have the internal resources to complete the clinical development of StaphVAX. Based on our current understanding of the cost of the clinical development plan for StaphVAX we believe operating cash flow, combined with a commercial partnership for this significant opportunity or raising of additional funding if necessary, will provide sufficient resources to fund the clinical development of StaphVAX. Additional financial resources will be required for the commercial launch of StaphVAX including developing commercial manufacturing capability and all pre-launch marketing activities.

Will you be looking to raise equity for StaphVAX and other strategic initiatives?

We will continue to evaluate additional funding alternatives including equity.

How is PhosLo used to treat patients?

PhosLo is currently approved for the control of elevated phosphate levels (hyperphosphatemia) in patients with end-stage renal (kidney) failure. PhosLo inhibits the absorption of phosphate in the intestine and prevents the retention of phosphate, which can lead to hyperphosphatemia. Hyperphosphatemia is associated with substantially increased morbidity and mortality, especially cardiac death, among patients undergoing chronic renal dialysis. By preventing the absorption of phosphates, PhosLo maintains phosphate levels in the blood at, or close to, the target level established by the Kidney Disease Quality Initiative (“KDOQI”) guidelines developed by the National Kidney Foundation of 5.5mg/dl.

What is the size of the market for phosphate binders like PhosLo? Is the market growing?

According to the United States Renal Disease Service (USRDS), there were approximately 275,000 patients undergoing chronic renal dialysis on December 31, 2000. The USRDS projects this population will grow at a double-digit growth rate through the current decade to approximately 600,000 patients in 2010. According to primary market research we have conducted with nephrologists, generally the prescribing physician for dialysis patients, during a calendar year, nearly 90% of dialysis patients are likely to experience a hyperphosphatemic event and require “binder” therapy to control their phosphate levels for some period of time. PhosLo is such a “binder” therapy.

How long has PhosLo been on the market?

Braintree Laboratories launched PhosLo in the US during 1991 in a tablet formulation.

Can Nabi Biopharmaceuticals grow sales of PhosLo above Braintree Laboratories levels?

Since 1999, increased pricing for PhosLo has resulted in a slight increase in dollar sales but there has been a decline in unit sales. We believe that the decline in unit sales has primarily resulted from the early successes of Renagel®Tablets (sevelamer hydrochloride), a competitive product to PhosLo, and the increased allocation of Braintree Laboratories sales efforts to its gastrointestinal products. We believe that a focused selling strategy by our expanded sales and marketing group can reverse this trend and PhosLo can not only grow with the market but also increase its market share.

To whom will you direct your marketing and sales activities for PhosLo?

Nephrologists are generally the prescribing physicians for dialysis patients. According to the USRDS, currently approximately 2,500 nephrologists supporting 4,452 dialysis centers manage the chronic renal dialysis patient population. Approximately 50% of these patients, physicians and dialysis centers are located in nine states (California, Florida, Georgia, Illinois, Michigan, New York, Ohio, Pennsylvania and Texas). This concentration of patients, physicians and dialysis centers is aligned with the deployment of our sales force and will be the focus of our marketing and sales efforts.

What are the products in competition with PhosLo?

There are currently three phosphate binder agents available in the US that service greater than 99% of the market. These products are PhosLo, calcium carbonate (commonly Tums) and Renagel.

How will PhosLo succeed against its competition?

Our investigation of the hyperphosphatemia market leads us to believe that the preferred phosphate “binder” is the product that:

1)	Provides the greatest level of efficacy measured by its ability to achieve the KDOQI target guidelines of a phosphate level of 5.5mg/dl and a calcium by phosphate level of 55.0mg/dl,

2)	Provides for a calcium intake of less than 1.5gm per day, and

3)	Is affordable.

Based on these three measures, we believe that PhosLo has important competitive advantages.

What internal resources does Nabi Biopharmaceuticals have to support marketing and selling PhosLo? How will these resources be used to support marketing and sales activities for PhosLo?

We have achieved success for our four currently marketed biopharmaceutical products in developing a marketing and sales culture built around selling treatment strategies for critically ill patients to a targeted treatment team. These marketing and sales activities are supported by our current forty-person field organization. The acquisition of PhosLo will enable us to utilize our existing resources and limit the increase of our selling expenses to certain direct selling expenses. Our planned approach for PhosLo parallels closely our WinRho SDF® [Rho (D) Immune Globulin Intravenous (Human)] marketing and sales model. As with WinRho SDF, the audience for PhosLo is small and concentrated in major metropolitan areas, the patients are critically ill, and the patients are treated by a team that is headed by the prescribing physician. Although the sales message is not complex, it requires a consultative sales presentation that positions the product within the patient’s entire treatment scheme. This marketing and selling process is a core competency of our sales force.

Why is Nabi Biopharmaceuticals optimistic about its ability to increase sales of PhosLo?

Our marketing and sales organization has demonstrated the ability to grow mature products in competitive markets. We will apply these competencies to PhosLo and the nephrology audience. The selling message will be crafted based on a sound medical rationale and promoted to the medical profession in the same manner that we promote our other products.

Will the focus on PhosLo adversely impact sales of Nabi-HB® [Hepatitis B Immune Globulin (Human)] and WinRho SDF?

We have developed a marketing and selling plan that will use expanded non-personal selling techniques to maintain the selling voice of Nabi-HB and WinRho in the market. We believe this plan, coupled with the addition of new sales representatives, will provide both products with the same selling time they enjoy today.

Is PhosLo approved for sale outside the US?

PhosLo has regulatory approvals for sale in the US and Canada.

We are developing a plan to market PhosLo outside the US.

What is the intellectual property or other protection around PhosLo?

There are two issued US patents covering PhosLo. US Patent 4,870,105 claims a broad method of using calcium acetate to bind dietary phosphorous for the purpose of inhibiting its gastrointestinal absorption. This patent is in effect through April of 2007. In addition, US Patent 6,576,665 covers an improved encapsulated formulation of calcium acetate to enhance the palatability of the product. This patent is in effect through April of 2021.

Has Braintree Laboratories faced any material regulatory issues with respect to PhosLo?

We are not aware of any material regulatory issues faced by Braintree Laboratories with respect to PhosLo.

Where will PhosLo be manufactured?

Braintree Laboratories will supply PhosLo under a long-term manufacturing contract. An additional third party manufacturer may provide a portion of the PhosLo product that Braintree Laboratories supplies to us.

What will be Braintree Laboratories role with PhosLo going forward?

Braintree Laboratories role, following the initial transition period, will be to provide us contract manufacturing services.

Who will hold the regulatory approval for PhosLo, Nabi Biopharmaceuticals or Braintree Laboratories?

We will hold the regulatory approval under the terms of the purchase agreement for the product.

Is Nabi Biopharmaceuticals looking to acquire additional products?

We will continue to pursue other acquisitions, as well as licensing and marketing partnerships, in order to build franchises in those areas in which we have a current or future strategic interest.

Nabi Biopharmaceuticals

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Nabi Biopharmaceuticals

Date: June 23, 2003	By: /s/ Mark L. Smith

Mark L. Smith Senior Vice President, Finance, Chief Financial Officer, Chief Accounting Officer and Treasurer